Exhibit 5.17

[Harris Shelton Hanover Walsh, PLLC Letterhead]

East Office Suite 300 999 South Shady Grove Road Memphis, Tennessee 38120-4126 Telephone 901-682-1455 Telecopier 901-435-0301 ttweel@harrisshelton.com www.harrisshelton.com	March 28, 2011	Downtown Memphis Office Suite 2700 One Commerce Square Memphis, Tennessee 38103-2555 Oxford, Mississippi Office 829 North Lamar Blvd., Suite 2 Oxford, Mississippi 38655

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Memphis City Club, Inc. (“Memphis Club”), Nashville Club Management, Inc. (“Nashville Club”), Club Le Conte, Inc. (“Club LeConte”), each a Tennessee corporation, and Bluegrass Club, LLC (“Bluegrass Club”), a Tennessee limited liability company (individually, a “Guarantor”, and collectively, the “Guarantors”, and each of the foregoing corporations are sometimes referred to herein individually as “Corporate Guarantor” or, collectively as “Corporate Guarantors”, and the foregoing limited liability company is sometimes referred to herein as “LLC Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Company, the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantors) and Wilmington Trust FSB, as trustee (the “Trustee”). We understand that the Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Registration Statement and the Indenture, which Indenture we understand has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate or limited liability company, as applicable, and other records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant or necessary in connection with the opinions hereinafter set forth, including an examination of (a) the Officer’s Certificates executed by Ingrid J. Keiser, as Secretary, and Curt D. McClellan, as

Treasurer, each dated November, 2010, for each Guarantor (the “Officer’s Certificates”), and (b) the following attachments to the Officer’s Certificates: (i) Organizational Document (as defined in the Officer’s Certificates) of each of the Guarantors, (ii) Bylaws (as defined in the Officer’s Certificates for the Corporate Guarantors) for each of the Corporate Guarantors, (iii) Limited Liability Company Agreement (as defined in the Officer’s Certificate for the LLC Guarantor) for the LLC Guarantor, (iv) Resolutions (as defined in the Officer’s Certificates) of each of the Guarantors, and (v) certificates of good standing for each of the Guarantors (“Certificates of Good Standing”). As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors including the Officer’s Certificates and Certificates of Good Standing. For purposes of expressing the opinions in Paragraph 1 below, we have also relied upon the Certificates of Good Standing attached to the Officer’s Certificates.

In rendering the opinions set forth below, we have also made the assumptions referred to herein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Exchange Notes and the Indenture are the Issuer’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the Guarantors) and the Trustee. We have assumed that the Organizational Documents, ByLaws, Limited Liability Company Agreement and Resolutions of the Guarantors, as applicable, remain in full force and effect and have not been revoked, amended, modified or rescinded, and that the Resolutions constitute the only resolutions adopted by any of the Guarantor’s equity owners or Board of Directors (as defined in the Officer’s Certificates) relating to the subject matter hereof. We have also assumed that the remaining certifications made in the Officer’s Certificates remain true and correct on the date hereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                       Each of the Guarantors is duly formed, validly existing and in good standing under the laws of the State of Tennessee, and has the corporate or limited liability company, as applicable, power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

2.                                       The Indenture has been duly authorized by all requisite corporate or limited liability company, as applicable, action on the part of such Guarantor, and each of the Guarantors has duly executed and delivered the Indenture.

3.                                       The Guarantee by each Guarantor has been duly authorized by all requisite corporate or limited liability company, as applicable, action on the part of such Guarantor and issued by such Guarantors.

4.                                       The execution and delivery by each of the Guarantors of the Indenture and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (a) do not and will not violate its Organizational Document or Bylaws, and

(b) do not and will not violate any Tennessee statute or any rule or regulation issued pursuant to any Tennessee statute or any order identified to us by any such Guarantor and issued by any court or governmental agency or body and binding on any such Guarantor (it being understood that (i) no opinion is being rendered regarding any Tennessee securities or blue sky statutes, rules or regulations, (ii) no such order has been identified to us, and (iii) we have not undertaken any independent investigation to determine the existence or absence of any of such facts).

5.                                       When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described in the Registration Statement, the Guarantee of each of the Guarantors will constitute the valid and legally binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing. We do not express any opinion concerning any law other than the laws of the State of Tennessee. We also express no opinion herein as to any (a) securities or blue sky disclosure laws or regulations; (b) antitrust or unfair competition laws or regulations; (c) tax or racketeering laws or regulations; or (d) local laws, regulations or ordinances.

In addition to the limitations, qualifications and assumptions set forth above, the foregoing opinions are subject to the following additional qualifications and assumptions:

(a)                                  Our opinions are limited to the review of such instruments or agreements specifically listed herein, and without any independent inquiry with respect to any proposed laws or proposed regulations or the existence or contents of any agreements or instruments to which any Guarantor is a party or to which any Guarantor is subject which we have not examined.

(b)                                 The opinions are limited to the matters set forth herein and no opinion may be inferred or implied beyond those explicitly stated herein.

(c)                                  We assume no obligation to supplement or update the opinions expressed herein if any applicable laws of the State of Tennessee change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

The foregoing opinions represent our reasoned judgment as to certain matters of law, based upon the foregoing facts presented, assumptions and qualifications, and are not, and should not be construed or considered as, a guarantee. In addition, this opinion is being delivered on the express condition that neither Company nor counsel to the Company has any knowledge of any reason why any opinion expressed herein is not accurate in any material respect.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Harris Shelton Hanover Walsh, PLLC

HARRIS SHELTON HANOVER WALSH, PLLC